FOR IMMEDIATE RELEASE                                                                                 MEDIA CONTACT:
October 12, 2006                                                                                Patricia Sturms
                                                                      Edelman
                                                                       (212) 704-4496

BARINGTON CAPITAL GROUP ANNOUNCES PROXY CONTEST
TO ELECT FOUR DIRECTORS TO THE BOARD OF A. SCHULMAN, INC.

New York, NY, October 12, 2006 - Barington Capital Group, L.P. announced today that one of its affiliates has notified A. Schulman, Inc. (Nasdaq: SHLM) (the “Company”) of its intention to nominate four persons for election to the Board of Directors of the Company at the Company’s 2006 Annual Meeting of Stockholders. The Annual Meeting is currently scheduled to be held on December 7, 2006, with a record date of October 18, 2006.

Barington has been disappointed with the performance of the Board and lacks confidence in the ability of the current directors, a majority of whom have been in office since 1995, to improve shareholder value for the Company’s stockholders. As a result, Barington has nominated a slate of four highly qualified individuals to ensure that stockholder interests are adequately represented on the Company’s 12 member Board. If elected, the Barington slate intends to work constructively with the other directors, including James Mitarotonda, Chairman and CEO of Barington, to improve the Company’s operations, profitability and share price performance.

The Barington nominees are:

Phillip D. Ashkettle - Mr. Ashkettle, 61, has over 30 years experience in the chemicals and plastics industries, including serving as Chairman, President and Chief Executive Officer of M.A. Hanna Company; President, Chief Executive Officer and a director of Reichhold Chemicals, Inc.; and in a number of senior management positions at Ashland Chemical, Inc. Mr. Ashkettle currently serves as a business advisor to venture capital firms interested in investigating acquisition and investment opportunities in the chemicals, plastics and materials sectors.

Thomas C. Bohrer - Mr. Bohrer, 66, has over 35 years experience in the chemicals and plastics industries, including serving as the President, Chief Operating Officer and a director of International Specialty Products Inc.; as Group President, Advanced Materials for Hoechst Celanese Corporation; and as the divisional Chairman in charge of worldwide technical polymers for Hoechst AG. In addition, Mr. Bohrer has served as Chairman of the Board of Directors of Shell Polypropylene Company and as a

member of the Board of Directors of Polyplastics Company, Ltd., Poly Hi Solidur, Inc. and Captive Plastics, Inc. Mr. Bohrer is currently the President of Tom Bohrer Consulting, a provider of technical and management consulting services to the plastics, specialty chemicals, fibers and biotechnology industries.

Michael A. McManus - Mr. McManus, 63, is a seasoned executive who has been President, Chief Executive Officer and a director of Misonix, Inc., a medical device company, since 1998. Prior to that, he was President, Chief Executive Officer and a director of New York Bancorp Inc. Mr. McManus has served as an independent director of a number of publicly-traded companies including American Home Mortgage Holdings, Inc., Novavax, Inc. and NWH, Inc. Mr. McManus has also served in numerous government capacities, including as Assistant to the President of the United States from 1982 to 1985 and as Special Assistant to the Secretary of Commerce during the Ford Administration. He is a member of the advisory board of an affiliate of Barington and a former member of the Board of Directors of the United States Olympic Committee.

Charles S. Ream - Mr. Ream, 62, is an experienced independent director who has served on the boards of a number of publicly-traded companies including DynCorp International, Inc., The Allied Defense Group, Inc. and Stewart & Stevenson, Inc. He is also a Certified Public Accountant who has served as Chief Financial Officer of a number of manufacturing and engineering companies, including Anteon International Corporation, Newport News Shipbuilding Inc. and Hughes Aircraft Company. He is also a former partner with Deloitte & Touche LLP.

About Barington Capital Group:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value. Barington represents a group of investors that own 2,825,536 shares of common stock of A. Schulman, Inc., or approximately 9.8% of the outstanding shares of common stock of the Company.

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Barington Companies Equity Partners, L.P. intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2006 Annual Meeting of Stockholders of A. Schulman, Inc., a Delaware corporation.

BARINGTON COMPANIES EQUITY PARTNERS, L.P. STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB

SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

INFORMATION REGARDING CERTAIN PARTIES WHO ARE ANTICIPATED TO BE, OR MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 14A FILED BY BARINGTON COMPANIES EQUITY PARTNERS, L.P. WITH THE SEC ON OCTOBER 10, 2006, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://SEC.GOV.

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